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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed on or about June 1, 1994 of our report dated January 18, 1994, except as to Note 1, which is as of January 28, 1994, relating to the consolidated financial statements of Continental Bank Corporation, which is included in Continental Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, and which is incorporated by reference in the Current Report on Form 8-K dated March 21, 1994 of BankAmerica Corporation. We also consent to the reference to our firm as experts in accounting and auditing in Item 5 of such Form 8-K.

/s/ PRICE WATERHOUSE

PRICE WATERHOUSE

Chicago, Illinois
May 27, 1994